Exhibit 5(a)

Squire Sanders (US) LLP 1900 Phillips Point West 777 South Flagler Drive West Palm Beach, Florida 33401 O + 1 561 650 7200 F + 1 561 655 1509 squiresanders.com

December 20, 2012

Florida Power & Light Company
700 Universe Boulevard
Juno Beach, Florida 33408
Ladies and Gentlemen:
We have acted as counsel to Florida Power & Light Company, a Florida corporation (the “Company”) in connection with the authorization, issuance and sale by the Company of $400,000,000 aggregate principal amount of its First Mortgage Bonds, 3.80% Series due December 15, 2042 (the “Bonds”), issued under the Mortgage and Deed of Trust dated as of January 1, 1944, as the same is supplemented by one hundred and twenty indentures supplemental thereto, the latest of which is dated as of December 1, 2012 (such Mortgage as so supplemented being hereinafter called the “Mortgage”) from the Company to Deutsche Bank Trust Company Americas, as Trustee (“Mortgage Trustee”).
We have participated in the preparation of or reviewed (1) Registration Statement Nos. 333‑183052, 333‑183052‑01 and 333‑183052‑02 (“Registration Statement”), which Registration Statement was filed jointly by the Company, NextEra Energy, Inc. and NextEra Energy Capital Holdings, Inc. with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”); (2) the prospectus dated August 3, 2012 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated December 17, 2012 (the “Prospectus Supplement”) relating to the Bonds, both such Base Prospectus and Prospectus Supplement filed with the Commission pursuant to Rule 424 under the Securities Act; (3) the Mortgage; (4) the corporate proceedings of the Company with respect to the Registration Statement and with respect to the authorization, issuance and sale of the Bonds; and (5) such other corporate records, certificates and other documents (including a receipt executed on behalf of the Company acknowledging receipt of the purchase price for the Bonds) and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.
Based on the foregoing, we are of the opinion that the Bonds are legally issued, valid and binding obligations of the Company, except as limited or affected by bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance or other laws affecting mortgagees' and other creditors' rights and remedies generally and general principles of equity.

In rendering the foregoing opinion, we have assumed that the certificates representing the Bonds conform to specimens examined by us and that the Bonds have been duly authenticated, in accordance with the Mortgage, by the Mortgage Trustee under the Mortgage, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.
We hereby consent to the reference to us in the Base Prospectus under the caption “Legal Opinions” and to the filing of this opinion as an exhibit to a Current Report on Form 8‑K to be filed with the Commission by the Company on or about December 20, 2012, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
This opinion is limited to the laws of the States of Florida and New York and the federal laws of the United States insofar as they bear on matters covered hereby. As to all matters of New York law, we have relied, with your consent, upon an opinion of even date herewith addressed to you by Morgan, Lewis & Bockius LLP, New York, New York. As to all matters of Florida law, Morgan, Lewis & Bockius LLP is hereby authorized to rely upon this opinion as though it were rendered to Morgan, Lewis & Bockius LLP.

Very truly yours,

/s/ Squire Sanders (US) LLP

Squire Sanders (US) LLP